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           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and "Financial Information" in the Statement of Additional Information and to the use of our reports dated April 24, 2007 with respect to the financial statements of RiverSource Life Insurance Co. of New York and to the use of our reported dated April 24, 2007 with respect to the financial statements of RiverSource of New York Account 8 included in Post-Effective Amendment No. 30 to the Registration Statement (Form N-6, No. 33-15290) for the registration of the RiverSource(R) Variable Universal Life Insurance offered by RiverSource Life Insurance Co. of New York.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2007